SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2010 (September 3, 2010)

Kun Run Biotechnology, Inc.
(Exact name of registrant as specified in Charter)

Nevada	333-141384	98-0517550
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Free Trade Zone
168 Nanhai Avenue, Haikou City
Hainan Province, China 570216
(Address of Principal Executive Offices)

86-898-6680-2207
(Issuer Telephone number)

Aspen Racing Stables, Inc.
(Former name and former address, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 3, 2010, Kun Run Biotechnology, Inc. (the “Company”) entered into a Redemption Agreement by and between the Company and Caduceus Asia Partners, L.P. (“Caduceus”), under the terms of which the Company agreed to redeem all of the 5,228,758 units of the Company (each a “Unit” and together, the “Units”) from Caduceus for a cash consideration of an amount of US$9 million , with each Unit consisting of (A) one share of the Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred”) and (B) one warrant (each, a “Warrant,” and collectively, the “Warrants”) to purchase 0.30 of a share of Series A Preferred.

Caduceus acquired all of the 5,228,758 Units  pursuant to that Securities Purchase Agreement dated  April 17, 2010 between the Company and Caduceus.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above, which is incorporated herein by reference. Upon redemption of the Units, certain rights of Caduceus will cease or automatically terminate by their terms under  the Investor Rights Agreement dated April 28, 2010 by and among the Company, Caduceus and the key stockholder and the Voting Agreement dated April 28, 2010 by and among the Company, Caduceus and the key stockholder.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2010,  in connection with the proposed redemption of the Units, Dr. Nancy T. Chang resigned from the position of director of the Company. Dr. Chang had no disagreements with the Company on any matter relating to the Company’s operations, policies or practices prior to her resignation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Redemption Agreement dated September 3, 2010 by and between the Company and Caduceus

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUN RUN BIOTECHNOLOGY, INC. (Registrant)

Dated: September 10, 2010	By:	/s/ Xiaoqun Ye
Name: Xiaoqun Ye
Title: Chief Executive Officer